Exhibit 21. Subsidiaries of the Registrant

Name of Subsidiary [State or Country of Incorporation]
Domestic Subsidiaries
McDonald's Deutschland LLC [Delaware]
McDonald's Development Italy LLC [Delaware]
McDonald's Global Markets LLC [Delaware]
McDonald's International Property Company, Ltd. [Delaware]
McDonald's Real Estate Company [Delaware]
McDonald's Restaurant Operations Inc. [Delaware]
McDonald's USA, LLC [Delaware]
McD Asia Pacific, LLC [Delaware]
Foreign Subsidiaries
3072447 Nova Scotia Company [Canada]
HanGook McDonald's Co. Ltd. [South Korea]
Limited Liability Company "NRO" [Russia]
Moscow-McDonalds [Russia]
McDonald's Limited Liability Company [Russia]
McD APMEA Singapore Investments Pte. Ltd. [Singapore]
MCD Europe Limited [United Kingdom]
MCD Global Franchising Limited [United Kingdom]
McDonald's Australia Limited [Australia]
McDonald's France S.A.S. [France]
McDonald's Franchise GmbH [Austria]
McDonald's GmbH [Germany]
McDonald's Immobilien Gesellschaft mit beschränkter Haftung [Germany]
McDonald's Liegenschaftsverwaltung Gesellschaft m.b.H [Austria]
McDonald's Nederland B.V. [Netherlands]
McDonald's Polska Sp. z o.o [Poland]
McDonald's Real Estate LLP [United Kingdom]
McDonald's Restaurants Limited [United Kingdom]
McDonald's Restaurants of Canada Limited [Canada]
McDonald's Suisse Development Sàrl [Switzerland]
McDonald's Suisse Franchise Sàrl [Switzerland]
McDonald's Suisse Restaurants Sàrl [Switzerland]
Restaurantes McDonald's, S.A.U. [Spain]

The names of certain subsidiaries have been omitted because they do not constitute significant subsidiaries. These include, but are not limited to: McDonald's Latin America, LLC [Delaware] and other domestic and foreign, direct and indirect subsidiaries of the registrant, including 49 wholly-owned subsidiaries of McDonald's USA, LLC, many of which operate one or more McDonald's restaurants within the United States and the District of Columbia.

[ ]	Brackets indicate state or country of incorporation and do not form part of corporate name.